                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         First Liberty Financial Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

FIRST LIBERTY FINANCIAL CORP LOGO


                                                               December 30, 1998


Dear Stockholder:

     You are invited to attend our Annual Meeting of Stockholders to be held on January 27, 1999, in Macon, Georgia, at the time and place shown in the attached notice. As we do at the meeting every year, in addition to considering the matters described in the proxy statement, we will review our 1998 business results and other matters of interest to our stockholders.

     We hope that you will attend the meeting in person, but even if you plan to do so, we encourage you to please vote your shares ahead of time by using the enclosed proxy card. This will ensure that your First Liberty stock will be represented at the meeting. If you attend the meeting and prefer to vote in person, you may do so. The attached proxy statement explains more about proxy voting. Please read it carefully.

     Also enclosed is our regulatory Annual Report on Form 10-K, as filed with the SEC. It contains more information than has been sent to you in the past.


     Our summary annual report in the form that we have sent to stockholders in prior years will be available in mid-January on our website, www.firstlibertybank.com. If you would prefer to have a copy mailed to you, please call (912)743-0911 and request one.



     We look forward to your participation in the annual meeting process.


                                           Sincerely,

                                           /s/ Robert F. Hatcher
                                           Robert F. Hatcher
                                           President and
                                           Chief Executive Officer

(FIRST LIBERTY FINANCIAL CORP LOGO)

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        OF FIRST LIBERTY FINANCIAL CORP.

                        DATE:   Wednesday, January 27, 1999

                        TIME:   2:00 p.m.

                        PLACE:  Ballroom
                                Crowne Plaza Hotel
                                108 First Street
                                Macon, Georgia

MATTERS TO BE VOTED ON:

     - Election of four directors

     - Proposal to amend our articles of incorporation to increase authorized common stock to 100,000,000 shares

     - Any other matters that may be properly brought before the meeting

     Only stockholders of record at the close of business on December 15, 1998 may vote at the meeting.

     Your vote is important. Please complete, sign, date, and return your proxy card promptly in the enclosed envelope.

                                           By Order of the Board of Directors

                                           /S/ RICHARD A. HILLS, JR.

                                           RICHARD A. HILLS, JR.
                                           Secretary


December 30, 1998

                         FIRST LIBERTY FINANCIAL CORP.
                               201 SECOND STREET
                              MACON, GEORGIA 31297

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                JANUARY 27, 1999

     This proxy statement is furnished to the stockholders of First Liberty Financial Corp. in connection with the solicitation of proxies by its Board of Directors to be voted at the 1999 Annual Meeting of Stockholders and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held on Wednesday, January 27, 1999, in the Ballroom of the Crowne Plaza Hotel, 108 First Street, Macon, Georgia, at 2:00 p.m.


     The approximate date on which this proxy statement and the accompanying proxy card are first being sent or given to stockholders is December 30, 1998.


     As used in this proxy statement, the terms First Liberty, Company, we, our, and us all refer to First Liberty Financial Corp. and its subsidiaries.

                                     VOTING

GENERAL


     The securities which can be voted at the Annual Meeting consist of First Liberty's $1.00 par value common stock ("First Liberty stock"), with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of First Liberty stock who are entitled to notice of and to vote at the Annual Meeting is December 15, 1998. On the record date, 13,556,629 shares of First Liberty stock were outstanding and eligible to be voted.


QUORUM AND VOTE REQUIRED

     The presence, in person or by proxy, of a majority of the outstanding shares of First Liberty stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes "for" or "against" as well as all abstentions (including votes to withhold authority to vote) will be counted.

     In voting for the proposal to elect four directors (Proposal No. 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve Proposal No. 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. Votes withheld and broker non-votes will not be counted and will have no effect.


     In voting for the proposal to amend our articles of incorporation (Proposal No. 2), you may vote in favor of or against the proposal or may abstain from voting. The vote required to approve Proposal No. 2 is governed by Georgia law and is a majority of the outstanding shares entitled to vote, provided a quorum is present. Abstentions and broker non-votes are considered in determining the number of votes required to obtain a majority of the shares represented and entitled to vote at the Annual Meeting and will have the same legal effect as a vote against such proposal.


     Our directors and executive officers hold 4,142,513 shares of First Liberty stock, or approximately 31% of all outstanding stock, and we believe that all of those shares will be voted in favor of both proposals.

PROXIES

     All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. In voting by proxy with regard to the other proposal, you may vote for or against the proposal or abstain from voting. You should specify your choices on the proxy card. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A SIGNED PROXY CARD WILL BE VOTED "FOR" THE PROPOSALS LISTED ON THE PROXY CARD. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.


     All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to our Secretary at 201 Second Street, Macon, Georgia 31297, by delivering a later dated proxy card, or by voting in person at the Annual Meeting.


     All expenses incurred in connection with the solicitation of proxies will be paid by us. Such costs include charges by brokers, fiduciaries and custodians for forwarding proxy materials to beneficial owners of stock held in their names. We have hired Corporate Investor Communications, Inc., a proxy solicitation firm, to assist in soliciting proxies at a fee of $3,000 plus out-of-pocket costs. Solicitation also may take place by mail, telephone and personal contact by our directors and executive officers without additional compensation.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     Our Board of Directors consists of ten members, nine of whom are non-employee directors. The other director is our President and Chief Executive Officer. Our articles of incorporation provide that the Board shall be divided into three classes, as nearly equal in number as possible, and that the Board shall consist of not less than six members and not more than fifteen members, with the exact number to be fixed from time to time by the Board. The Board has fixed that number at ten. The term of office of one of the classes of directors expires each year, and a new class of directors is elected each year by the stockholders for a term of three years and until their successors are elected and qualified.

     The Board has nominated the following persons for submission to the stockholders for election to a three-year term expiring at the 2002 annual meeting:

                                  C. Lee Ellis
                               Robert F. Hatcher
                                 Ken B. Lanier
                               Thomas H. McCook.

     Each of the nominees is currently a director.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO ELECT THE FOUR NOMINEES NAMED ABOVE.

     Each of the nominees has consented to serve if elected. If any nominee should be unavailable to serve for any reason, the Board may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located, or reduce the number of directors.

     Information as of December 4, 1998 about each of the nominees and each of the other directors is set forth below. Their ownership of First Liberty stock is set forth in the table on page 5. All of them are directors of First Liberty Bank (the "Bank") as well as directors of the Company.

NOMINEES FOR TERMS EXPIRING IN 2002:

     C. Lee Ellis. Mr. Ellis, age 47, is executive Vice President, Investments, of Alfa Mutual Insurance Company, Montgomery, Alabama. He has served as a director of First Liberty since 1986.

     Robert F. Hatcher. Mr. Hatcher, age 57, has served as our President and Chief Executive Officer and as a director of First Liberty since 1990. Before joining First Liberty in 1988, Mr. Hatcher was Senior Vice President of Trust Company Bank of Middle Georgia, where he had been employed for 27 years.

     Ken B. Lanier. Mr. Lanier, age 60, is the retired chief executive officer of Southland Bank Corporation of Georgia and Coffee County Bank in

Douglas, Georgia. He also serves as a paid consultant to the Bank. He has served as a director of First Liberty since June 1998. See "Transactions with the Company."

     Thomas H. McCook. Mr. McCook, age 59, is Vice President of Cherokee Culvert Company, Inc., Macon, Georgia. He has served as a director of the Company since 1984 and as a director of the Bank since 1978. Mr. McCook has served as Chairman of the Boards of Directors of both entities since 1990.

CONTINUING DIRECTORS -- TERMS EXPIRE IN 2000:

     Melvin I. Kruger. Mr. Kruger, age 69, is President and Chief Executive Officer of L.E. Schwartz & Son, Inc., Macon, Georgia. He has served as a director of First Liberty since 1993.

     Herbert M. Ponder, Jr. Mr. Ponder, age 63, is the retired President of Bank South, Macon, in Macon, Georgia. He has served as a director of First Liberty since 1996.

     Jo Slade Wilbanks. Ms. Wilbanks, age 51, is Central Region Manager of Georgia Power Company, Macon, Georgia. She has served as a director of First Liberty since 1994.

CONTINUING DIRECTORS -- TERMS EXPIRE IN 2001:

     F. Don Bradford. Mr. Bradford, age 71, is the retired Chairman of the Board and owner of Macon Janitor Service, Inc., Macon, Georgia. He has served as a director of First Liberty since 1984 and as a director of the Bank since 1966.

     Richard W. Carpenter. Mr. Carpenter, age 61, is President of Realmark Holdings Corp., Atlanta, Georgia. He has served as a director of First Liberty since 1984.

     Harold W. Peavy, Jr. Mr. Peavy, age 62, is the retired founder and president of Middle Georgia Bank in Byron, Georgia. He has served as a director of First Liberty since 1996.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board of Directors conducts regular meetings, generally on a monthly basis, and also conducts some of its business through the three committees described below. Additionally, all of the directors are members of the Bank's Board of Directors. Our Board of Directors met 15 times during the year, and each director attended at least 75% of the meetings of the full Board and of the committees on which he or she serves.

     The Audit Committee reviews with our independent accountants the scope and results of their audit engagement and management letter, consults with management concerning our accounting methods and the adequacy of our internal controls, and oversees and reviews our internal auditing procedures. Mr. Bradford, Mr. Carpenter, Mr. Kruger, and Mr. Peavy were members of this committee during the year. This committee met four times during the year.

     The Corporate Strategy Committee reviews and evaluates our strategic alternatives and proposed acquisitions recommended by management. Mr. Bradford, Mr. Carpenter, Mr. Ellis, Mr. Hatcher, Mr. Kruger, Mr. Lanier, Mr. McCook, Mr. Peavy, Mr. Ponder and Ms. Wilbanks were members of this committee during the year. This committee met 13 times during the year.

     The Compensation and Benefits Committee determines the compensation levels of our executive officers, reviews and evaluates our various benefit programs, and reviews and sets the level of fees paid to directors. Mr. Ellis, Mr. McCook, Mr. Ponder and Ms. Wilbanks were members of this committee during the year. This committee met six times during the year.

     In addition to serving on these committees, certain directors served during the year as members of the Bank's Senior Loan Committee and its Community Reinvestment Act Committee.

DIRECTOR COMPENSATION

     Outside directors, i.e., directors who are not our employees, are paid the following fees: (i) Board of Directors -- Annual retainer of $6,000 paid in quarterly installments and $500 (Chairman $800) per meeting attended or excused absence; (ii) Corporate Strategy Committee -- $250 per meeting; (iii) other committees -- $250 (committee chairmen $350) per meeting. During the year, we paid our directors total fees of $149,550.

     Our 1995 Director Stock Option Plan (the "Director Option Plan") was adopted by the Board in 1995 and approved by our stockholders in 1996. The Director Option Plan is intended to further the growth and development of First Liberty by encouraging non-employee directors to expand their ownership interests by purchasing First Liberty stock, thereby more closely aligning their interests with those of stockholders generally. We have authorized a total of 180,000 shares of First Liberty stock for issuance under the Director Option Plan. It is a "formula plan" which specifies when and in what amounts options are to be granted to eligible directors. In addition to providing for initial option grants to the directors in office at the time the plan was approved and initial grants to new directors, it provides for annual grants of options to purchase 2,250 shares to each director if the Company's net income equals or exceeds 10% of stockholders' equity. In fiscal year 1998, Mr. Lanier received an initial grant of options to purchase 2,250 shares at a price of $23.625 per share upon his appointment to the Board in June 1998 and, as of December 1, 1998, each director received an annual grant of options to purchase 2,250 shares at a price of $21.50 per share based upon the Company's return on equity for 1998. As of September 30, 1998, options with respect to 90,000 shares of First Liberty stock had been granted under the Director Option Plan and were still exercisable, no options had been exercised, and options with respect to 69,750 shares were available for grant.

                                STOCK OWNERSHIP

All share data has been adjusted to give effect to our 3-for-2 stock split as of
                                April 27, 1998.

Principal Stockholders

     This table sets forth information as of December 4, 1998, regarding the ownership of First Liberty stock by each person we believe owns more than 5% of such stock. [Footnotes appear after the second table.]

                                                                 SHARES       PERCENT
                                                              BENEFICIALLY      OF
                      NAME AND ADDRESS                          OWNED(1)       CLASS
                      ----------------                        ------------    -------
Thomas H. McCook............................................   1,286,730(2)    8.67%
  4848 Brittany Drive
  Macon, Georgia 31210
Robert F. Hatcher...........................................     861,105(3)    5.97%
  4870 Forsyth Road
  Macon, Georgia 31210

Directors and Executive Officers

     The following table sets forth information as of December 4, 1998, regarding the ownership of First Liberty stock by each First Liberty director (including nominees for director) and by the executive officers of First Liberty and its subsidiaries, the Bank and Liberty Mortgage Corporation (the "Mortgage Company"), named in the Summary Compensation Table on page 7, and by all directors and executive officers as a group. An asterisk (*) indicates less than one percent (1%) of outstanding First Liberty stock.

                                                                 SHARES        PERCENT
                                                              BENEFICIALLY       OF
                     NAME AND POSITION                          OWNED(1)        CLASS
                     -----------------                        ------------     -------
F. Don Bradford.............................................     192,207(4)      1.40%
  Director
Richard W. Carpenter........................................     175,261(5)      1.28%
  Director
Charles G. Davis............................................     120,415(6)         *
  Executive Officer
C. Lee Ellis................................................     638,687(7)      4.50%
  Director and Nominee
Larry D. Flowers............................................      85,064(8)         *
  Executive Officer
Robert F. Hatcher...........................................     861,105(3)      5.97%
  Director and Nominee; Executive Officer
Melvin I. Kruger............................................      24,604(9)         *
  Director
Ken B. Lanier...............................................     335,068(10)     2.41%
  Director and Nominee
Thomas H. McCook............................................   1,286,730(2)      8.67%
  Director and Nominee
George A. Molloy............................................      58,647(11)        *
  Executive Officer
Harold W. Peavy, Jr.........................................     436,748(12)     3.12%
  Director
Herbert M. Ponder, Jr.......................................      21,251(13)        *
  Director
J. Larry Wallace............................................     115,042(14)        *
  Executive Officer
Jo Slade Wilbanks...........................................      18,100(15)        *
  Director
All directors and executive officers as a group (20
  persons)..................................................   4,758,935(16)    33.58%

---------------

 (1) This information is based upon information furnished to us by the persons listed in the tables. Included are shares of First Liberty stock that may be acquired within 60 days of December 4, 1998 upon the exercise of stock options ("Option Shares"). Also included are shares allocated to the accounts of certain executive officers under the our Employee Savings and Stock Ownership Plan ("ESSOP Shares"). Not included are shares that may be acquired upon the exercise of stock options not exercisable within 60 days of December 4, 1998 and shares allocated to the accounts of certain directors and executive officers under our Nonqualified Deferred Compensation Plan, with respect to which those directors and executive officers do not have voting and investment power. Unless otherwise indicated, the persons listed in the tables have sole voting and investment power with regard to the shares shown as owned by such persons.
 (2) Includes 279,500 shares held by Mr. McCook as trustee for his children, 15,000 shares owned by his wife, and 15,750 Option Shares.

 (3) Includes 31,631 ESSOP Shares, 90,000 shares held in other retirement plans, 151,500 shares owned by two corporations with respect to which Mr. Hatcher has voting and investment power, 6,037 shares owned by or for the benefit of his wife, 22,162 shares held in a fiduciary capacity, and 166,500 Option Shares. See also "Proposal -- Election of Directors -- Executive Employment Agreements."
 (4) Includes 19,198 shares owned by Mr. Bradford's wife, 1,941 shares held in a retirement plan, 78,750 shares owned by a family partnership of which Mr. Bradford is the general partner, and 15,750 Option Shares.
 (5) Includes 56,461 shares owned by a family partnership of which Mr. Carpenter is the general partner, 93,150 shares owned by a profit-sharing plan of which he is the beneficial owner, 1,200 shares owned by an affiliated corporation, and 15,750 Option Shares.
 (6) Includes 21,695 ESSOP shares, 1,012 shares held in another retirement plan, and 47,812 Option Shares.
 (7) Includes 15,750 Option Shares and 613,937 shares owned by Alfa Mutual Insurance Company and its affiliates. Mr. Ellis is deemed to beneficially own the shares owned by Alfa by virtue of his position with that company.
 (8) Includes 2,939 ESSOP Shares and 55,125 Option Shares.
 (9) Includes 7,854 shares owned by Mr. Kruger jointly with his wife, 1,000 shares owned by a private foundation with respect to which Mr. Kruger has voting and investment power, and 15,750 Option Shares.
(10) Includes 73,784 shares owned by Mr. Lanier's wife, 187,500 shares owned by a family partnership of which Mr. Lanier is the general partner, and 4,500 Option Shares.
(11) Includes 2,960 ESSOP Shares and 55,687 Option Shares.
(12) Includes 425,496 shares owned by a corporation, with respect to which Mr. Peavy has sole voting and investment power, and 4,500 Option Shares.
(13) Includes 1,000 shares owned by Mr. Ponder's wife, 2,500 shares held in a fiduciary capacity, and 6,750 Option Shares.
(14) Includes 29,901 ESSOP Shares, 3,374 shares held in trust for Mr. Wallace's children, and 34,687 Option Shares.
(15) Includes 15,750 Option Shares.
(16) Includes 143,358 ESSOP Shares and 616,422 Option Shares.

EXECUTIVE COMPENSATION

     The following table sets forth the total annual compensation paid in each of the last three fiscal years to our chief executive officer and the other four most highly compensated executive officers who received an annual salary and bonus in excess of $100,000 (collectively, the "Named Executive Officers") in each of our last three fiscal years.

                           SUMMARY COMPENSATION TABLE


                                                                             LONG TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                            ------------
                                                                             SECURITIES
                                                    ANNUAL COMPENSATION      UNDERLYING     ALL OTHER
                                                  -----------------------     OPTIONS      COMPENSATION
       NAME AND PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)(1)     (NO.)(2)        ($)(3)
       ---------------------------         ----   ---------   -----------   ------------   ------------
Robert F. Hatcher........................  1998    275,000      110,000        33,000         81,600
  President and Chief Executive Officer    1997    260,000       62,400        45,000          5,400
  of the Company and the Bank              1996    247,008       98,803        56,250          6,250
Larry D. Flowers.........................  1998    153,625       29,000         9,000          6,196
  Executive Vice President                 1997    115,939       15,000        13,500          5,317
  of the Bank                              1996    103,451       20,900        27,000          4,117
Charles G. Davis.........................  1998    145,500       28,200         6,750          6,328
  Executive Vice President                 1997    139,286       16,080        11,250          5,350
  of the Bank                              1996    132,375       25,500        22,500          6,146
J. Larry Wallace.........................  1998    144,000       27,600         7,500          6,097
  Executive Vice President                 1997    129,339       15,720        11,250          5,298
  of the Bank                              1996    122,563       24,800        22,500          5,010
George A. Molloy.........................  1998    141,750       27,600         4,500          6,073
  President and Chief Executive Officer    1997    136,036       15,600        11,250          5,295
  of the Mortgage Company                  1996    128,750       25,000        11,250          3,788


---------------

(1) Consists of payments under our Officer Profit Sharing Plan and Performance Excellence Plan. See "Other Compensation and Benefit Plans."

(2) Consists of grants of incentive stock options under our 1992 Stock Incentive Plan (the "Officer Option Plan"). They vest in equal amounts on the date of grant and on the first, second and third anniversaries of that date. All unvested options vest in the event of a "change of control" of First Liberty. All share data has been adjusted to give effect to our 3-for-2 stock split as of April 27, 1998.


(3) Consists of contributions by First Liberty under the ESSOP and, in the case of Mr. Hatcher, the 1998 contribution to the SERP portion of our Nonqualified Deferred Compensation Plan -- See "Other Compensation and Benefit Plans."


EXECUTIVE EMPLOYMENT AGREEMENTS

     Mr. Hatcher. Our 1990 employment agreement with Mr. Hatcher, as amended, provides for (a) his employment at the pleasure of the Board of Directors, (b) a salary subject to annual review by the Board, (c) the initial grant to Mr. Hatcher of stock options, (d) the payment to him of one year's salary if his employment is terminated for any reason other than cause, and (e) the payment to his SERP account of two years' salary in the event of a "change of control" of First Liberty or the Bank. Additionally, Mr. Hatcher is entitled to other employment benefits made available to our other officers generally. The Board has approved annual salary increases for Mr. Hatcher and the grant of additional stock options as disclosed in this and prior proxy statements. On October 28, 1998, the

Board authorized an increase in Mr. Hatcher's annual salary to $285,000 (effective as of October 1, 1998) and granted to him options to purchase 60,000 shares of First Liberty stock at a price of $18.50 per share, fully vested on the date of grant.


     Mr. Flowers. Larry D. Flowers was employed by the Bank in 1993 and presently serves as Executive Vice President in charge of retail banking.


     Mr. Davis. Charles G. Davis was employed by the Bank in 1976 and presently serves as Executive Vice President in charge of operations. The Bank entered into an agreement with him in, 1990, which provides for the payment to him of one year's salary if his employment is terminated for any reason other than cause or in the event of a "change in control" of First Liberty or the Bank.

     Mr. Wallace. J. Larry Wallace was employed by the Bank in 1983 and presently serves as Executive Vice President in charge of construction lending. The Bank entered into an agreement with him in June 28, 1995, which provides for the payment to him of six months salary if his employment is terminated in the event of a "change in control" of First Liberty or the Bank unless he is offered a comparable position with an acquiring company.

     Mr. Molloy. George A. Molloy was employed as President and Chief Executive Officer of the Mortgage Company in 1995. The Mortgage Company entered into an agreement with him in 1995, which provides for the payment to him of six months salary if his employment is terminated in the event of a "change in control" of First Liberty or the Bank or the Mortgage Company unless he is offered a comparable position with an acquiring company.

STOCK OPTION PLAN

All share data and exercise prices have been adjusted to give effect to our 3-for-2 stock split as of April 27, 1998.

     Officer Option Plan. In 1992, we adopted a new stock option plan, the First Liberty Financial Corp. 1992 Stock Incentive Plan (the "Officer Option Plan"), which was approved by our stockholders in 1993. This plan is intended to further the growth and development of First Liberty by encouraging our key officers of the First Liberty to obtain a proprietary interest in the First Liberty by purchasing its stock. The Officer Option Plan provides for both incentive stock options ("ISOs") and non-incentive options ("Non-ISOs"). The Officer Option Plan is administered by the Compensation Committee.

     We have reserved 1,354,500 shares of First Liberty stock for issuance under the Officer Option Plan. As of September 30, 1998, options with respect to shares of First Liberty stock had been granted and were still exercisable (subject to vesting), and options with respect to 147,825 shares of First Liberty stock had been exercised. The exercise price of each option is determined by the Compensation Committee at the time of grant, although the exercise price for ISOs may not be less than 100% of fair market value of the First Liberty stock as of the date of grant.

     During 1998, options with respect to 121,250 shares of First Liberty stock were granted under that plan to the Named Executive Officers and nine other officers. Such options vest in equal amounts on the date of grant and on the first, second, and third anniversaries of that date, subject to an acceleration of vesting in the event of a "change of control" of First Liberty. We did not "re-price" any options during the year.

     The following table lists all grants of options under the Officer Option Plan to the Named Executive Officers for the fiscal year ended September 30, 1998, and contains certain information about the potential realizable value of those options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL
                                         INDIVIDUAL GRANTS                                   REALIZABLE
                                     -------------------------                            VALUE AT ASSUMED
                                     NUMBER OF     % OF TOTAL                               ANNUAL RATES
                                     SECURITIES     OPTIONS                                OF STOCK PRICE
                                     UNDERLYING    GRANTED TO    EXERCISE                  APPRECIATION(1)
                                      OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   -----------------
               NAME                   GRANTED     FISCAL YEAR    ($/SHARE)      DATE       5%($)    10%($)
               ----                  ----------   ------------   ---------   ----------   -------   -------
Robert F. Hatcher..................    33,000        32.35         15.83      10/29/07    328,528   832,555
Larry D. Flowers...................     9,000         8.82         20.33       1/29/08    115,069   291,607
Charles G. Davis...................     6,750         6.62         20.33       1/29/08     86,302   218,705
J. Larry Wallace...................     7,500         7.35         20.33       1/29/08     95,891   243,006
George A. Molloy...................     4,500         4.41         20.33       1/29/08     57,534   145,804

---------------

(1) Assumes a ten-year option term.

     The following table summarizes the aggregate number of options exercised during 1998 by the Named Executive Officers and the aggregated values of all options held by the Named Executive Officers as of September 30, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                              SHARES                       OPTIONS AT FISCAL YEAR-END       IN-THE-MONEY OPTIONS
                            ACQUIRED ON                               (NO.)               AT FISCAL YEAR-END(1)($)
                             EXERCISE         VALUE        ---------------------------   ---------------------------
           NAME                (NO.)      REALIZED(1)($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   --------------   -----------   -------------   -----------   -------------
Robert F. Hatcher.........    47,250         588,026         72,937         61,313         597,726        386,047
Larry D. Flowers..........    12,000         255,540         40,500         13,500         399,182        107,811
Charles G. Davis..........       -0-             -0-         35,062         11,888         353,968         94,069
J. Larry Wallace..........    13,500         171,936         21,562         11,888         188,782         94,069
George A. Molloy..........       -0-             -0-         47,812          8,438         521,599         63,559

---------------

(1) This value is computed by subtracting the option exercise price from the market price of the First Liberty stock on September 30, 1998 and multiplying that result by the applicable number of shares.

OTHER COMPENSATION AND BENEFIT PLANS

     Officer Profit Sharing Plan. We had an Officer Profit Sharing Plan (the "OPSP") from 1990 through the first quarter of 1998. Under that plan, all of our officers were eligible to receive annual bonus payments to reward them for their collective effort in maximizing our "core earnings," i.e., our net income from recurring operations. The OPSP provided that if core earnings for the fiscal year in question were equal to or more than a predetermined minimum level, the plan participants would receive additional cash compensation based upon a percentage of annual salary, with the percentage increasing as the amount of core earnings increased. If our minimum core earnings goal for the year in question was not attained, no payments were made under the OPSP for that year. If the minimum core earnings goal was attained, there was a "base payment" for all participants, a portion of which was allocated to a performance component for participants other than our executive officers. Payment of the full performance component was dependent upon a participant's performance of certain prede-termined goals for the year. Our executive officers other than Mr. Hatcher were entitled to receive two times the applicable base payment and he was entitled to receive between three and five times the applicable base payment, as determined annually by the Compensation and Benefits Committee (the "Committee"), which oversees the administration of the plan. Due to the implementation of our new Performance Excellence Plan ("PEP") as of January 1, 1998, the OPSP was in effect for only the first quarter of the year. Our executive officers did not receive their OPSP payments for the first quarter until the end of the fiscal year and those payments were aggregated with their PEP payments for the other three quarters of the year.


     Performance Excellence Plan. The PEP is our new performance-based profit sharing plan that replaced the OPSP. All of our full-time and part-time employees (including officers), except those who are compensated on a commission basis, are eligible to participate in the plan. It carries forward from the OPSP the corporate objective of rewarding "performance excellence" and allows each participant to earn additional compensation based upon our profitability (which determines a "multiplier") and individual performance measured by predetermined "scorecard" components (which determine a "basis"). The multiplier times the basis yields a result that is the percentage of salary used to calculate the PEP payment. All participants other than executive officers receive the PEP payments they earn on a quarterly basis. Our executive officers receive their PEP payments on an annual basis and their only scorecard component is our core earnings. In 1998, our executive officers other than Mr. Hatcher had a basis of "10" and a multiplier of "2" (based upon core earnings of $1.29 per share) that resulted in PEP payments of 20% of annual salary (including the first quarter OPSP payment). Mr. Hatcher had a basis of "10" and a multiplier of "4" that resulted in a PEP payment of 40% of annual salary (including the first quarter OPSP payment).


     Employee Savings and Stock Ownership Plan. The First Liberty Financial Corp. Employee Savings and Stock Ownership Plan ("ESSOP") combines in one plan a
Section 401(k) cash-or-deferred plan with an employee stock ownership plan. All employees who meet certain criteria as to hours of service are eligible to participate in the ESSOP. An ESSOP participant may elect to contribute on a before-tax basis up to 10% of his or her compensation per year, subject to a maximum dollar limitation which is adjusted for inflation from time to time. The ESSOP offers five investment alternatives, including First Liberty stock, in which a participant may invest the funds allocated to his or her account.

     We are required to make Employer Matching Contributions of 50% of the participants' net before-tax contributions, up to a maximum of 6% of each participant's compensation for each plan year. We also may make Employer Discretionary Contributions to the ESSOP in an amount equal to not more than 10% of the total compensation paid to each participant during the plan year. The Company's contributions to the ESSOP with respect to any participant become 20% vested after two years of service and vest in increments of 20% for each year of service thereafter, with 100% vesting after five years of service.

     Nonqualified Deferred Compensation Plan. The First Liberty Financial Corp. Nonqualified Deferred Compensation Plan (the "NDCP") is an unfunded plan maintained for the purpose of allowing compensation payable to a select group of highly compensated officers and directors (including members of the Bank's numerous community boards of directors) to be deferred, based upon an election. Eligibility to participate in the NDCP is limited to directors and those officers having the title of First Vice President or above, a group presently comprising approximately 25 officers.

     The NDCP enables its officer participants to defer up to 20% of the amount they would otherwise receive as total compensation and have those funds invested by an independent trustee in one or more of five investment alternatives, including First Liberty stock. Director participants are permitted to have their funds invested only in First Liberty stock.

     Additionally, to the extent that officer participants in the NDCP do not receive their full entitlement of Employer Matching Contributions or Employer Discretionary Contributions under the ESSOP due to limitations imposed on their maximum contributions by required discrimination tests, those participants are eligible to defer such amounts under the NDCP. Our contributions of such amounts to the NDCP have the same vesting as under the ESSOP.

     As of September 30, 1998, we amended the NDCP to add a supplemental executive retirement plan (SERP) provision for such executive officers as the Committee may designate from year to year. In 1998 the Committee designated only Mr. Hatcher to receive this supplemental benefit and made a SERP contribution of $75,000 to the NDCP on his account.

TRANSACTIONS WITH THE COMPANY

     Loans. The Bank has a policy of offering loans to its directors, officers and employees (who in some cases also are directors, officers and employees of the Company) for the financing and improvement of their personal residences as well as consumer loans. If to directors and certain executive officers and if required by applicable banking regulations, all such loans are approved in advance by the Bank's Board of Directors and are made on substantially the same terms, including interest rates and collateral, as those for comparable transactions prevailing at the time with unrelated persons and do not involve more than the normal risk of collectibility or contain other unfavorable features.

     During the fiscal year ended September 30, 1998, none or our executive officers or directors had loans from the Bank in excess of an aggregate amount of $60,000 per person.

     Loans as a Percentage of Stockholders' Equity. As of September 30, 1998, the aggregate outstanding balance of the Bank's loans to our executive officers and directors was approximately $100,000, or 0.1% of stockholders' equity.


     Other Transactions. On June 19, 1998, we acquired Southland Bank Corporation of Georgia ("SBC") and its two subsidiaries, Southland Bank and Coffee County Bank. Ken B. Lanier, the chairman and chief executive officer of SBC and one of its principal stockholders, and his wife, exchanged their SBC stock for 350,068 shares of First Liberty stock (on the same exchange basis as other SBC stockholders). Additionally, as provided in the Agreement and Plan of Merger for that transaction, the Bank entered into a Consulting Agreement with Mr. Lanier under which he is to be paid total compensation of approximately $160,000 during a three-year term, and we agreed to appoint him to our Board of Directors and nominate him for reelection at the Annual Meeting. See Proposal No. 1, Election of Directors. Other than these transactions with Mr. Lanier, during the year there were no transactions with First Liberty or any of its subsidiaries in which the amount involved exceeded $60,000 and in which any of our directors or executive officers, any nominee for election as a director, any principal stockholder, or any member of the immediate family of any of them had a direct or indirect material interest.

REPORT ON EXECUTIVE COMPENSATION

     The First Liberty Financial Corp. Compensation and Benefits Committee makes this report on executive compensation for the fiscal year ended September 30, 1998.

     One of the committee's responsibilities is to determine the compensation of the executive officers of First Liberty Financial Corp. and its subsidiaries ("First Liberty"), including those named in the Summary Compensation Table which appears elsewhere in this proxy statement. The components of executive compensation are salary, incentive stock options, bonus awards under First Liberty's old Officer Profit Sharing Plan (the "OPSP") and new Performance Excellence Plan (the "PEP"), and contributions by First Liberty to its retirement plan, the Employee Savings and Stock Ownership Plan (the "ESSOP") and, under certain circumstances, the Nonqualified Deferred Compensation Plan (the "NDCP"). Since the basis for determining the ESSOP and NDCP components of compensation was no different for executive officers than it was for other participants in those plans during fiscal 1998, those plans will not separately be discussed in this report.

     It is our policy to determine the salary components of executive compensation principally upon the basis of corporate performance, although the elements of corporate performance may vary from year to year and among the various executive officers. Among the performance factors which we consider are corporate profitability, capital levels, and corporate performance relative to such industry standards as problem asset levels, loan production, regulatory compliance, and asset-liability management. We do not use a formula to calculate the relative weight of these performance factors, but do give significant subjective weight to the increase in the overall value of First Liberty from year to year. We also take into account how the overall level of First Liberty's executive compensation compares with the executive compensation levels of similar-sized bank and thrift holding companies in the Southeastern United States.

     In order to better carry out our responsibilities, we have continued our standing practice of employing a professional compensation and benefits consultant to conduct an annual executive compensation review and make recommendations based upon that review. In general, our consultant found that the salary component of executive compensation within First Liberty was generally within competitive market limits and that the chief executive officer's salary was within competitive limits. The consultant also determined that the bonus component of executive compensation was within competitive limits. All other employment benefits of the executive officer group were found to be generally within competitive limits.

     In setting the fiscal 1998 compensation of Robert F. Hatcher, First Liberty's President and Chief Executive Officer, which included a salary increase of approximately 6% and a continuation of the level of his bonus award (under both the OPSP and the PEP) within a range of from 30% to 50% of salary, we did not apply an objective formula but did take into account the factors listed below. It should, however, be noted that the amount of the base bonus award is objectively determined for all officers of First Liberty, including Mr. Hatcher.

          1. During fiscal 1997, First Liberty continued to increase in value, as reflected by an approximate 9% increase in stockholders' equity from the end of fiscal 1996. During that same period, the market value of First Liberty stock increased by approximately 51%.

          2. First Liberty continued to be profitable for the eighth consecutive year following two years of losses. Net income for fiscal 1997 increased by approximately 22% from fiscal 1996.

          3. First Liberty's total assets increased by approximately 8% from fiscal 1996 to fiscal 1997.

          4. First Liberty's non-performing assets declined by approximately 5% during fiscal 1997.

     Early in fiscal 1998, we granted to all of First Liberty's executive officers, including Mr. Hatcher, options to acquire 102,000 shares of First Liberty stock, in the aggregate, as an additional element of compensation for a job well done in fiscal 1997. In doing so, we took into account the number of options previously granted to the members of that group.

     The committee had no interlocks or relationships requiring disclosure under applicable SEC rules during fiscal 1998.
                                                FIRST LIBERTY FINANCIAL CORP.
                                                COMPENSATION AND BENEFITS
                                                COMMITTEE:
                                                C. Lee Ellis, Chairman
                                                Thomas H. McCook
                                                Herbert M. Ponder, Jr.
                                                Jo Slade Wilbanks

                                 PROPOSAL NO. 2

          PROPOSAL TO INCREASE FIRST LIBERTY'S AUTHORIZED COMMON STOCK

     First Liberty is now authorized to issue 25,000,000 shares of common stock, par value $1.00 per share. Our Board of Directors recommends that you approve an amendment to our articles of incorporation that would increase the authorized shares of First Liberty stock from 25,000,000 shares to 100,000,000 shares. The number of authorized shares of preferred stock will remain at 5,000,000 shares. If you approve this amendment, the first sentence of Section 5 of our articles of incorporation will read as follows:

     The total number of shares of all classes of the capital stock which the corporation has authority to issue is 105,000,000, of which 100,000,000 shall be common stock, par value $1.00 per share, and 5,000,000 shall be serial preferred stock, without par value.

     Our stockholders approved an amendment to the articles of incorporation at the 1987 annual meeting to increase our authorized common stock to 25,000,000 shares. Since that increase was approved, we have issued approximately 10,000,000 shares of First Liberty stock in two 3-for-2 stock splits and three corporate acquisitions, and upon conversion of other equity securities issued in connection with other corporate acquisitions. As of December 4, 1998, there are approximately 11,400,000 shares of First Liberty stock available for issuance.

     The purpose of the proposed increase is to provide more shares for general corporate purposes, including stock dividends and splits, raising additional capital, stock issuances under employee stock plans, and possible future acquisitions. The Board of Directors believes that an increase in the total number of shares of authorized First Liberty stock will help us to meet our future needs, and give us greater flexibility in responding quickly to advantageous business opportunities.

     We regularly explore opportunities for acquisitions of financial institutions and related businesses, including acquisitions made by exchanging First Liberty stock for the stock of the acquired entity. Other than our previously announced pending acquisition of Vidalia Bankshares, Inc., there are no present plans, understandings, or agreements for issuing a material number of additional shares from the currently authorized shares of First Liberty stock or the additional shares proposed to be authorized.


     The authorization of additional shares of First Liberty stock pursuant to this proposal will have no dilutive effect upon the proportionate voting power of our present stockholders. However, to the extent that shares subsequently are issued to persons other than the present stockholders and/or in proportions other than the proportion that presently exists, such issuance could have a substantial dilutive effect on present stockholders. As discussed above, our Board of Directors believes, however, that the proposed amendment to our articles of incorporation will provide several long-term benefits to First Liberty and its stockholders, including the flexibility to pursue acquisitions in exchange for First Liberty stock. While we have no specific plans, proposals, understandings or agreements for any such acquisition other than the previously announced acquisition of Vidalia Bankshares, Inc., the issuance of additional shares of First Liberty stock for an acquisition may have a dilutive effect on earnings per share and book value per share, as well as a dilutive effect on the voting power of existing stockholders. We would expect that any such dilutive effect on earnings per share and/or book value per share would be relatively short-term in duration.



     In addition, although the issuance of shares of First Liberty stock in certain instances may have the effect of forestalling a hostile takeover, our Board of Directors does not intend or view the increase in authorized common stock as an anti-takeover measure. We are not aware of any proposed or contemplated transaction of this type, and our Board of Directors is not recommending this amendment to the articles of incorporation in response to any specific effort to obtain control of First Liberty. Our articles of incorporation and by-laws include other provisions that also could be viewed as having an anti-takeover effect. The material provisions that could have an anti-takeover effect are:


- our articles of incorporation provide for a classified Board of Directors divided into three classes of directors, with the members of one class elected at each annual meeting of stockholders;

- under our articles of incorporation, we have the authority to issue one or more series of preferred stock up to a maximum of 5,000,000 shares (none of which is presently outstanding); and

- our stockholder rights plan could have a deterrent effect against a hostile takeover of First Liberty.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND FIRST LIBERTY'S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF FIRST LIBERTY STOCK.

PERFORMANCE GRAPH

     The following graph shows the comparison of five-year cumulative total return among (i) First Liberty stock, (ii) the Standard & Poor's 500 Stock Index, and (iii) the Nasdaq Bank Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
             AMONG FIRST LIBERTY FINANCIAL CORP., THE S&P 500 INDEX
                           AND THE NASDAQ BANK INDEX
(GRAPH)

                                               FIRST
                                              LIBERTY
           Measurement Period                   FINL                               NASDAQ
         (Fiscal Year Covered)                  CORP           S & P 500            BANK
9/93                                                100.00            100.00            100.00
9/94                                                 87.88            103.69            105.20
9/95                                                134.65            134.53            132.63
9/96                                                168.07            161.89            169.27
9/97                                                256.92            227.37            281.99
9/98                                                298.97            247.93            279.84

---------------
* $100 INVESTED ON 09/30/93 IN STOCK OR INDEX --
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING SEPTEMBER 30.

                 COMPLIANCE WITH SECTION 16(A) OF THE 1934 ACT

     Section 16(a) of the Securities Exchange Act of 1934 and regulations of the SEC require our executive officers and directors and persons who beneficially own more than ten percent of any class of our equity securities, as well as certain affiliates of such persons, to file initial reports of ownership of any equity securities of First Liberty and subsequent reports of changes in ownership of such securities with the SEC and the National Association of Securities Dealers, Inc. Such persons also are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports that we have received and written representations from such reporting persons that no other reports were required for those persons, we believe that, during the fiscal year ended September 30, 1998, all filing requirements applicable to our directors and executive officers were complied with in a timely manner.

                            SPECIAL NOTE CONCERNING
                            INDEPENDENT ACCOUNTANTS

     The firm of Coopers & Lybrand L.L.P. (now PricewaterhouseCoopers LLP) has served as our independent accountants each year since 1977, and we consider them to be well qualified. Our Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent accountants for the fiscal year ending September 30, 1999. Representatives of that firm will be present at the Annual Meeting. They will be available to answer your questions at that time.

                         STOCKHOLDER PROPOSALS FOR 2000
                                 ANNUAL MEETING


     Stockholder proposals that are intended to be presented at our 2000 Annual Meeting of Stockholders must be received by us no later than September 1, 1999 in order to be included in our proxy statement and related proxy materials for that meeting. In addition, the proxy solicited by the Board of Directors for that meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting unless we are provided with notice of such proposal no later than November 15, 1999.


                          OTHER MATTERS WHICH MAY COME
                           BEFORE THE ANNUAL MEETING

     Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in First Liberty's best interests.

                                 ANNUAL REPORTS

     A copy of our Annual Report on Form 10-K (the "10-K") is being mailed to each stockholder of record together with these proxy materials. The 10-K is not a part of our soliciting material.

                      (FIRST LIBERTY FINANCIAL CORP LOGO)

                                                                        APPENDIX

(FIRST LIBERTY FINANCIAL CORP LOGO)                              REVOCABLE PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1999 ANNUAL MEETING OF
                                  STOCKHOLDERS


   The undersigned hereby acknowledges receipt of the enclosed Notice of Annual Meeting (the "Notice") and Proxy Statement for the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of First Liberty Financial Corp. (the "Company"), and hereby appoints THOMAS H. McCOOK, ROBERT F. HATCHER, and RICHARD
A. HILLS, JR., and each of them, proxies with full powers of substitution, to act for and in the name of the undersigned to vote all shares of common stock of the Company which the undersigned is entitled to vote on all matters which may come before the Annual Meeting, to be held in the Ballroom of the Crowne Plaza Hotel, 108 First Street, Macon, Georgia, on the date and at the time specified in the Notice, and at any and all adjournments thereof, as indicated below.

1. ELECTION OF DIRECTORS. Elect as directors the four nominees listed below to serve until the 2002 Annual Meeting of Stockholders and until their successors are elected and qualified (except as marked to the contrary below):

     [ ] FOR all nominees listed below                [ ] WITHHOLD AUTHORITY to vote for
         (except as marked to the contrary below)         all nominees listed below

(INSTRUCTION: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE
              THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

           C. Lee Ellis, Robert F. Hatcher, Ken B. Lanier, and Thomas H. McCook

2. INCREASE AUTHORIZED SHARES. Amend the Company's articles of incorporation to increase the number of authorized shares of common stock to 100,000,000.

[ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any adjournments thereof.

                   (Continued and to be signed on other side)

                          (Continued from other side)

   THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE PROXIES "FOR" THE PROPOSALS LISTED ON THE REVERSE SIDE OF THIS PROXY CARD. IF ANY OTHER BUSINESS IS PRESENTED FOR A VOTE OF THE STOCKHOLDERS AT THE ANNUAL MEETING, THIS PROXY CARD WILL BE VOTED BY THE PROXIES IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED.

   If the undersigned is present and elects to withdraw this proxy card and vote in person at the meeting or any adjournments thereof and notifies the Secretary of that decision before it is voted, then the power of the named proxies shall be deemed terminated and of no further force and effect.

                                           Please mark, date and sign exactly as
                                           your name appears on this proxy card.
                                           When shares are held jointly, both
                                           holders should sign. When signing as
                                           attorney, executor, administrator,
                                           trustee or guardian, please give your
                                           full title. If the holder is a
                                           corporation or partnership, the full
                                           corporate or partnership name should
                                           be written and a duly authorized
                                           officer should sign.

                                           -------------------------------------
                                           SIGNATURE

                                           -------------------------------------
                                           SIGNATURE, IF SHARES HELD JOINTLY

                                           DATE:
                                           -------------------------------------